MONUMENT SERIES FUND, INC.
                    MONUMENT WASHINGTON REGIONAL GROWTH FUND

                               4847 Cordell Avenue
                                    Suite 290
                            Bethesda, Maryland 20814

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


      A Special Meeting of Shareholders of Monument Washington Regional Growth Fund series (the "Fund") of Monument Series Fund, Inc. (the "Monument Funds") will be held at 4847 Cordell Avenue, Suite 290, Bethesda, Maryland 20814, 10:00 a.m. local time, on April 30, 1999 for the following purposes:

      1. To approve or disapprove a change to the investment objective of the Fund, and to a corresponding change in the name of the Fund to the Monument Medical Sciences Fund.

      2. To transact any other business that may properly come before the Special Meeting or any adjournment of the Special Meeting.

      Shareholders of record at the close of business on April 9, 1999 are entitled to vote at the Special Meeting or any adjournment thereof.

                               By Order of the Board of Directors


                                 David A. Kugler
                                    Chairman
April 19, 1999
Bethesda, MD